Exhibit 3.1

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

THE SPECTRANETICS CORPORATION

FIRST.  The name of the corporation is The Spectranetics Corporation (the “Company”).

SECOND.  The address of the Company’s registered office in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, Delaware 19808.  The name of its registered agent at such address is Corporation Service Company.

THIRD.  The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware (the “DGCL”).

FOURTH.  The total number of shares that the Company shall have authority to issue is 1,000 shares of common stock, and the par value of each of such shares is $0.001.

FIFTH.  The board of directors of the Company (the “Board”) is expressly authorized to adopt, amend or repeal bylaws of the Company (the “Bylaws”).

SIXTH.  Elections of directors need not be by written ballot except and to the extent provided in the Bylaws.

SEVENTH.  The number of directors of the Company shall be fixed from time to time pursuant to the Bylaws.

EIGHTH.  The Company shall indemnify and hold harmless, and advance expenses to, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or officer of the Company or of a subsidiary of the Company, against all liability and loss suffered and expenses reasonably incurred by such person. The Company shall be required to indemnify a person in connection with a Proceeding initiated by such person only if the Proceeding was authorized by the Board.

NINTH.  A director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended.

TENTH.  Until the date that is six years following the adoption of this certificate of incorporation, no repeal or modification of any provision of Article Eighth or Article Ninth shall adversely affect any right or protection of a director of the Company existing hereunder with respect to any act or omission occurring prior to the time of such repeal or modification.